Beijing Changkong Construction Co., Ltd.

Search Optimization Contract SEM/SEO (Google, Baidu)

Date: December 21, 2020

Client: Beijing Changkong Construction Co., Ltd.

Contract Period: January 1, 2021 to December 31, 2025

Client Profile:

Beijing Changkong Construction Co., Ltd., established in 1996, formerly a subsidiary of the Aviation Industry Corporation of China, Ltd. (AVIC), is a specialized Company integrating building decoration, building curtain wall, electromechanical installation, electronics and intelligence, and general contracting of buildings.

In the past twenty years since its establishment, the Company has been adhering to the business philosophy of "customer first and openness basing on sincerity" and has undertaken more than a thousand projects at home and abroad, winning recognition from all sectors of the society and accumulating a lot of resources and rich management experience.

As the construction market continues to develop and become mature, the Company has developed a group development strategy of "specializing, refining and strengthening" through the market segmentation of the industry, and has set up various professional business divisions such as commercial decoration, public decoration, curtain wall and IDC, based in Beijing and covering the whole country.

Talents are the basis of enterprise development, and the Company has cultivated and introduced a large number of talents. Now the Company has more than 80 managers, including more than 40 professional and technical personnel with middle and senior titles, and more than 30 registered builders.

The Company has strong management ability, rich experience in the construction of large-scale projects, and has a number of professional and self-owned supporting factories, and has taken the lead in passing ISO9001 international quality management system certification, ISO14001 international environmental management system certification, and GB/T28001 occupational health and safety management system certification.

Beijing Changkong Construction Co., Ltd. (hereinafter referred to as "the Client" or "the Company") has agreed to appoint Intelligent Joy Limited (hereinafter referred to as "IJ") to perform financial PR consultancy services. IJ will provide the following services:

	Services	Quantity
1.	Search Ads ➢ Google Ads operates on a pay-per-click (PPC) advertising basis, and Google offers different types of PPC ads, providing companies with a range of promotional methods and tools. Google Ads has digital marketing solutions for various businesses, using different mediums such as Search Ads, Display Ads, Dynamic Remarketing, Google shopping, etc. to attract target audiences.	365 days
2.	**Google Multimedia Ads** ➢ GDN ads are large, visually appealing, and strategically placed. Build brand awareness and promote brand to potential customers as they browse the web through the most comprehensive target definition function on the web. ➢ Using multimedia ads: While common multimedia ads are mainly presented as static image banners, there is more than that, and GDN supports a variety of ad formats, from movie ads, text ads to responsive multimedia ads.	20 ads
3.	**YouTube Ads** ➢ TrueView in-stream ads can be placed before, during or after a YouTube video and anywhere within the Google Display Network. ➢ In-stream ads are up to 3 minutes long and are a fantastic way to generate traffic, increase brand awareness and find potential customers.	Cumulatively play 10000 minutes
4.	**Facebook Ads** ➢ Facebook (FB) is one of the largest advertising platforms in the world, with more than 7 million companies using its services to engage existing and potential customers. With 2.32 billion monthly active users worldwide and 1.52 billion daily active users in 2019. ➢ Dedicated team to create advertising solutions.	• Design and place 36 ads/year • Expected to reach 5000w people

	➢ Design and raise awareness of FB ads. ➢ Ad Copywriting - Creating Chinese and English Ad Content. ➢ Monitor and analyze conversions: when conducting Facebook ad campaigns, IJ will study the effectiveness of the ads for the Company. All this information will be monitored, especially registrations, downloads, contact details, etc., and aggregated for the best Facebook advertising marketing strategy for the brand.	
5.	**Reputation Management** ➢ Online reputation management (ORM) allows the Company to block search results that undermine the Company's identity by customizing policies, enhancing monitoring, and providing in-depth reporting. ➢ While protecting the Company's reputation, ORM also indexes positive URLs to showcase the Company brand in its best form.	Continuous
6.	**Quickly remove negative content through Removify** ➢ Whether on Google, Glassdoor , TripAdvisor or other websites and platforms, it is important to remove negative content before that hurts the Company. If the Company has already been harmed by negative content, don't worry, IJ will offer a professional content removal service to ensure that the negative impact is quickly reduced.	Continuous
7.	**Delete Comments** ➢ Use Removify's comments removal service to remove comments and reduce the damage that can do to the Company. No matter what website or platform a negative review appears on, IJ will quickly remove it, returning the back to speak to the Company and giving the Company a fairer and more equitable online reputation.	Continuous
8.	**Film production and photography (attract traffic)** ➢ Customize high-quality visual content to surprise the Company's target audience and instantly increase conversion rates. Create featured videos for the Company to showcase its best side and spread positive public	8 ads

	praise.	
9.	**Linkedin Ads** ➢ Photo Ads ➢ Film Ads ➢ Dynamic advertising ➢ For return on investment (ROI) content ➢ Sponsorship Content	20 ads
	Price	~~HKD$2,000,000~~ **HKD$1,500,000**

Terms and Conditions:

1. IJ provides high-quality professional services to the Client and guarantees timely completion of work within the mutually agreed upon time frame.
2. The management and staff of IJ shall not disclose any non-public information about the Client to the outside world without the prior written consent of the Client, and this duty shall remain in force after the termination of this contract. Unless such disclosure is for the purpose of performing the duties under this contract, or for the purpose of acting in accordance with the law or in compliance with the order of the court of relevant jurisdiction, IJ shall notify the Client in writing before the disclosure and assist the Client in taking necessary protective measures to prevent or limit the further dissemination of the relevant information.
3. The Client shall provide the necessary data and files to IJ in accordance with the services provided by IJ. The Client has the right to proofread and approve the final sample of services provided by IJ. IJ shall promptly revise according to the Client's requirements until the Client is satisfied. IJ shall not release any information about the Client without the approval of the Client.
4. The Client is required to pay the project fee by cheque or transfer upon signing this contract for the services provided to the Client by IJ under this contract.
5. For each service content, IJ shall submit a work confirmation sheet to record the work content, time and result evaluation, and the work confirmation sheet shall be confirmed in writing by the Client before it is considered as a valid service. If the work is not completed according to the service content of this contract and the work content does not meet the requirement or achieve the effect, the corresponding amount of money will be deducted at the time of settlement. The fee for the contracted services does not include the cost of separate production projects and other miscellaneous expenses not included in this contract. If any expenses exceed $2,000, such expenses and quotations must be approved by the Client in advance.
6. This contract is valid from January 1, 2021 to December 31, 2025. The Client has the right to terminate this contract by giving not less than two months' written notice to IJ within the effective period of this contract. If there is any uncompleted service during the contract period and a new year contract is signed, the relevant service can be extended in the new service contract.

7. If a force majeure event (including but not limited to earthquake, typhoon, flood, fire, war, epidemic, strike) occurs and affects the normal performance of this contract, the party affected by the force majeure shall immediately take remedial measures and notify the other party in writing within seven days of the date of the force majeure event with sufficient evidence, and the liability of both parties under this contract shall be extended.

8. This contract shall be governed by the laws of Hong Kong. In the event of any dispute arising in the course of the performance of this contract, the two parties shall negotiate for a settlement; if such negotiation fails, either party shall have the right to submit to the courts of the Hong Kong Special Administrative Region for settlement by litigation. This Agreement and the Addendum hereto shall be legally binding. The invalidity, revocation or modification of any provision of this contract shall not affect the validity of any other provisions.

9. This contract is in duplicate, effective from the date of signing by both parties, one for the Client and one for IJ, with equal legal effect.

-- *End* --

Intelligent Joy Limited

Name: Liu Hui

Title: Director

Date: December 21, 2020

Customer agrees and accepts the contract

Beijing Changkong Construction Co., Ltd.

Name:

Title:

Date:

Beijing Changkong Construction Co., Ltd.
Financial PR Consulting Services Contract

Date: December 21, 2020
Client:Beijing Changkong Construction Co., Ltd.
Contract period: January 1, 2021 to December 31, 2025

Beijing Changkong Construction Co., Ltd. (hereinafter referred to as "the Client" or "the Company") has agreed to appoint Intelligent Joy Limited (hereinafter referred to as "IJ") to perform financial PR services for the listing. IJ will provide the following services:

	Services	Quantity
1.	Propose annual IR and PR work plans and proposals ● Through in-depth meetings, IJ and the Company discuss and determine the key communication objectives of the Company in the coming year, and sort out the capital market highlights that the Company can deliver. ● Based on the analysis results and important time points, IJ will establish and formulate a targeted annual PR plan and proposal, with a 12-month schedule, and mark out the monthly work priorities and work plans.	Once/year
2.	**Quarterly IR and PR work summary and outlook meetings** ● Quarterly report to the Company's management on the IR and PR work done. ● The highlights and good information of the completed work are compiled and used as a guideline for the next quarter's work. ● Analyze and summarize the latest capital market dynamics and industry trends to find innovative IR and PR strategies that can be leveraged, and plan the focus of IR and PR work for the next quarter.	4 times/year
3.	**Corporate Communications** ● Maintain close contact with the Client and attend regular meetings with the Client. ● Recommend and develop corporate communications strategies. ● Monitor local media coverage about the Company.	continuous

4.	**Corporate image building and advertising** ● Develop corporate image building strategies, provide professional advice on advertising campaigns, and identify cost-effective promotional channels. ● Provide professional advice on how to strengthen the positive image of the Client and propose promotional strategies for major positive events (including favorable contract orders, mergers and acquisitions, corporate celebrations, new product and service launches, etc.)	continuous
5.	**News monitoring every working day** ● Collect news about the Company, similar-type companies listed in Hong Kong (no more than 10 keywords) and industry-related news from local financial newspapers and magazines every working day in Hong Kong and submit them to the Company management by email for direct review. In case of negative, sensitive or inaccurate reports, IJ will respond to the media for clarification or correction as requested by the Client. ● Public opinion monitoring and communication with local media (e.g. HKET, Ta Kung Pao, Sing Tao Daily, Hong Kong Economic Journal, Hong Kong Economic Journal, Ming Pao, Wen Wei Po, etc.) and mainland media (e.g. zhitongcaijing.com, QQ.com, Sina.com, Phoenix.com, 21st Century Business Herald, NetEase, Sohu, etc.)	continuous
6.	**Assist in the development of the Company's marketing strategy** ● Regularly communicate with the Company and coordinate with the latest business development of the Company, develop marketing planning direction and produce related promotional materials, etc.	continuous
7.	**Company website and IR column content suggestion and design** ● Review the content of the Company's existing website and propose changes. ● Provide expertise for IR column.	continuous
8.	**Financial Promotion Presentation (PPT) Template Design** ● Cover and inside page design templates. ● Draft presentation contents according to the Company's business and corporate messages. ● Coordinate opinions and make changes.	3 times/year
9.	**Crisis Management** ● Set up early warning mechanism and response plan and strategy. ● Assist the Company in monitoring media reports and market news and inform the Company in a timely manner. In case of wrong	continuous

	media reports, IJ will do its best to contact the relevant media for the Company to ensure timely clarification or correction. (In case of a crisis that may affect the Company's image in the capital market, IJ will immediately activate the emergency mechanism, form a crisis management team and inform the Company's personnel and relevant intermediaries immediately).	
10.	**Newsletters (approx. 300-500 words)** ● Write / Distribute / Publish ● Distributed to about 30 securities dealers' platforms (refer to Appendix I) and about 30 domestic media platforms (refer to Appendix II). Distributed to and covered about 80+ professional media in the financial sector, and financial information terminals, including Bloomberg, Snowball, Dow Jones, China News Service, etc. (refer to Appendix III).	8 times/year
11.	**Third-party medium promotional article (approx. 1,500 words)** ● Writing / Distribution / Placement ● Distributed to approximately 30 stockbroker platforms (refer to Appendix I) and approximately 30 domestic media platforms (refer to Appendix II) Distributed to and covered about 80+ professional media in the financial and finance field, and financial information terminals, including Bloomberg, Snowball, Dow Jones, China News Service, etc. (refer to Appendix III)	5times/year
12.	**Third party in-depth promotional article (approx. 1,500 - 2,000 words)** ● Writing / Distribution / Placement ● Distributed to approximately 30 stockbroker platforms (refer to Appendix I) and approximately 30 domestic media platforms (refer to Appendix II) Distributed to and covered about 80+ professional media in the financial and finance field, and financial information terminals, including Bloomberg, Snowball, Dow Jones, China News Service, etc. (refer to Appendix III)	10 times/year

13.	**Article first published on mainstream media** ● First-publish media: Sina Finance / Hexun / JRJ/ Securities Times/China Securities Journal (choose any one) ● Distributed to approximately 30 stockbroker platforms (refer to Appendix I) and approximately 30 domestic media platforms (refer to Appendix II) ● Distributed to and covered about 80+ professional media in the financial and finance field, and financial information terminals, including Bloomberg, Snowball, Dow Jones, China News Service, etc. (refer to Appendix III)	15 times/year
14.	**Media relations maintenance** ● Maintain in-depth cooperation with domestic mainstream financial media, invite visit and project investigation, conduct special report, etc.	10 media
	Project fees:	~~**RMB2,200,000/year**~~
	Preferential price:	**RMB1,500,000/year**

Appendix I: Stockbroker trading platforms

stockbroker websites/trading platforms/APP applications	
华盛证券	富途证券
交银国际	捷利交易宝
中银国际证券	腾讯自选股
中国平安证券	日发证券
国泰君安国际	国京（香港）证券与期货
英皇证券	福亿证券
招商证券（香港）	国金证券（香港）
中投证券（香港）	福中宝
时富证券	京华山一
狮子国际证券	信诚证券
富荣交易宝	南洋证券
横华国际	艾德证券
山证国际	万海证券
盛德证券	财通国际证券
东海证券	捷利港信软件（深圳）
安信国际证券	第一上海证券
禹州金融控股	东航金控／东航期货／东航金融
广发证券	六福证券（香港）
工银证券	国都证券（香港）
中信建投（国际）	东兴证券（香港）
万和证券	公平证券
光和证券	中天证券

Appendix II: Domestic news publication platforms

first-publish channels	
新浪财经	金融界
证券时报	和讯
中国证券报	
distributed/ published by IJ self-media	
腾讯快报	证券时报
同花顺	富途牛牛
搜狐财经	鳳凰财经
东方财富网	雪球
每日经济	一点信息
新浪微博	知乎
第一金融	中财网
南方网	网易
慧悦财经网站	金融中国网
今日头条	简书
百度百家	信息时报

Appendix III: Network distribution platforms

financial websites/information websites	
亚太商讯	彭博 Bloomberg Pro
彭博 Bloomberg.com	彭博 Bloomberg Business
Factiva	汤森路透 Thomson ONE
汤森路透 Thomson Reuters	南华早报
Proquest	经济通
中国日报	华富财经
雅虎新闻	雅虎财经新闻
ADVFN	Central Charts
第一金融网	深度财讯网
北新网	商业中文网
商界财经	财商网
财经科技	环球财经网
中华财经网	环球企业网
中华在线	海外中文网
中国头条	华北网
锐眼财经	华南新闻网
科技网	财牛网
商业新闻网	每日财经网
牛牛网	国际新闻网
上海快讯	PC Home 新闻
山东在线	PC Home 基金
深圳网	PC Home 股市
河南网	新华在线
今日中国	知科技
今日新闻	中华新闻网
联合中文网	新华网
新浪财经	深度财讯网
商业中文网	股市信息

Terms and Conditions:

1. IJ provides high-quality professional services to the Client and guarantees timely completion of work within the mutually agreed upon time frame.
2. The management and staff of IJ shall not disclose any non-public information about the Client to the outside world without the prior written consent of the Client, and this duty shall remain in force after the termination of this contract. Unless such disclosure is for the purpose of performing the duties under this contract, or for the purpose of acting in accordance with the law or in compliance with the order of the court of relevant jurisdiction, IJ shall notify the Client in writing before the disclosure and assist the Client in taking necessary protective measures to prevent or limit the further dissemination of the relevant information.
3. The Client shall provide the necessary data and files to IJ in accordance with the services provided by IJ. The Client has the right to proofread and approve the final sample of services provided by IJ. IJ shall promptly revise according to the Client's requirements until the Client is satisfied. IJ shall not release any information about the Client without the approval of the Client.
4. IJ guarantees that the contents written/distributed/published by IJ in fulfillment of this contract will not violate any laws and regulations, and all of them are original or fully authorized by IJ, except for the materials provided by the Client at the Client's request, and will not violate any rights of other third parties or damage their reputation.
5. The Client is required to pay the project fee by cheque or transfer upon signing this contract for the services provided to the Client by IJ under this contract. For each service content, IJ shall submit a work confirmation sheet to record the work content, time and result evaluation, and the work confirmation sheet shall be confirmed in writing by the Client before it is considered as a valid service. If the work is not completed according to the service content of this contract and the work content does not meet the requirement or achieve the effect, the corresponding amount of money will be deducted at the time of settlement. The fee for the contracted services does not include the cost of separate production projects and other miscellaneous expenses not included in this contract. If any expenses exceed $2,000, such expenses and quotations must be approved by the Client in advance.
6. This contract is valid from January 1, 2021 to December 31, 2025. The Client has the right to terminate this contract by giving not less than two months' written notice to IJ within the

effective period of this contract.

If there is any uncompleted service during the contract period and a new year contract is signed, the relevant service can be extended in the new service contract.

7. If a force majeure event (including but not limited to earthquake, typhoon, flood, fire, war, epidemic, strike) occurs and affects the normal performance of this contract, the party affected by the force majeure shall immediately take remedial measures and notify the other party in writing within seven days of the date of the force majeure event with sufficient evidence, and the liability of both parties under this contract shall be extended.
8. IJ shall not assign any of its rights and obligations under this contract to any third party without the prior written consent of the Client. The two parties do not constitute a joint stock status in this contract, nor are they agents of the other party, nor do they constitute an employer-employee relationship.
9. This contract shall be governed by the laws of Hong Kong. In the event of any dispute arising in the course of the performance of this contract, the two parties shall negotiate for a settlement; if such negotiation fails, either party shall have the right to submit to the courts of the Hong Kong Special Administrative Region for settlement by litigation. This Agreement and the Addendum hereto shall be legally binding. The invalidity, revocation or modification of any provision of this contract shall not affect the validity of any other provisions.
10. This contract is in duplicate, effective from the date of signing by both parties, one for the Client and one for IJ, with equal legal effect.

-- *End*--

	Customer agrees and accepts the contract
Intelligent Joy Limited	**Beijing Changkong Construction Co., Ltd.**
Name: Liu Hui	Name:
Title: Director	Title:
Date: December 21, 2020	Date: